ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of February 26, 2021, by and between Treesdale Partners, LLC, a Delaware limited liability company (“Treesdale”) and FolioBeyond, LLC, a Delaware limited liability company (“FolioBeyond”). FolioBeyond and Treesdale are affiliated entities under common control.

WHEREAS, Treesdale and FolioBeyond are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, Treesdale serves as subadviser to the AAAMCO Ultrashort Financing Fund, a series of Asset Management Fund, (the “Fund”) pursuant to an Investment Sub-Advisory Agreement dated as of June 6, 2017, as amended, by and between Treesdale and Austin Atlantic Asset Management Co. (“AAAMCO”) (the “Investment Subadvisory Agreement”);

WHEREAS, effective February 26, 2021 (the “Effective Date”), a portion of Treesdale’s investment advisory business, which would include all of the investment subadvisory services that Treesdale currently provides to the Fund pursuant to the Investment Subadvisory Agreement, will be transferred to FolioBeyond (the “Transfer”);

WHEREAS, FolioBeyond has obtained an opinion from legal counsel stating that the Transfer will not result in a change of control or management, and thus does not constitute an “assignment” of the Investment Subadvisory Agreement under the Investment Company Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund, approved this Assignment and Assumption Agreement at a meeting held on February 23, 2021.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.                  The Investment Subadvisory Agreement in effect by and between AAAMCO and Treesdale is hereby assumed in its entirety by FolioBeyond, except that all references to Treesdale shall be replaced with references to FolioBeyond.

2.                  FolioBeyond agrees to perform and be bound by all of the terms of the Investment Subadvisory Agreement and the obligations and duties of Treesdale thereunder.

3.                  The Investment Subadvisory Agreement shall continue in full force and effect for the one-year period ended February 28, 2022 and as subsequently renewed pursuant to the terms of the Investment Subadvisory Agreement thereafter.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

TREESDALE PARTNERS, LLC		FOLIOBEYOND, LLC

By:	/s/ Yung Lim	By:	/s/ Yung Lim
	Name: Yung Lim		Name: Yung Lim
	Title: Managing Partner		Title: CEO

ACKNOWLEDGED:

AUSTIN ATLANTIC ASSET MANAGEMENT CO.

By:	/s/ Sean Kelleher
Name: Sean Kelleher
Title: President